Exhibit 99.3

Date: August 28, 2023

To:

Hung To Pau, CEO

Advanced Biomed Inc.

689-87 Xiaodong Road,

Yongkang District,

Tainan, Taiwan

Re: Advanced Biomed Inc.

We are lawyers qualified in the People’s Republic of China (for the purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan, the “PRC” or “China”) and are qualified to issue an opinion (the “Opinion”) on the PRC Laws (defined as in Section A).

We act as the PRC counsel to Advanced Biomed Inc. (the “Company”), a company incorporated under the laws of the State of Nevada, USA, in connection with (i) the proposed offering (the “Offering”) of a certain number common stock (the “Common Stocks”) of the Company, in accordance with the Company’s registration statement on Form S-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, and (b) the Company’s proposed listing of Common Stocks on the Nasdaq Capital Market (the “Nasdaq”).

We have been requested by the Company to give this Opinion on all of the following entities listed in Schedule A (the “PRC Entity”) for the purposes of the Offering.

A.	Definitions

Capitalized terms used in this Opinion shall have the meanings ascribed to them as follows:

(a)	“CAC” means the Cyberspace Administration of China;

(b)	“CSRC” means the China Securities Regulatory Commission;

CONFIDENTIALITY. This document contains confidential information which may be protected by privilege from disclosure. Unless you are the intended or authorised recipient, you shall not copy, print, use or distribute it or any part thereof or carry out any act pursuant thereto and shall advise AllBright Law Offices immediately by telephone, e-mail or facsimile and return it promptly by mail.

(c)	“Company” means Advanced Biomed Inc.;

(d)	“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court or arbitral body in the PRC;

(e)	“New M&A Rules” means the Provisions on Merging and Acquiring Domestic Enterprises by Foreign Investors, which was promulgated by six Governmental Agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and the State Administration for Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

(f)	“PRC Laws” mean all laws, regulations, rules, orders, decrees, guidelines, judicial interpretations and other legislation of the PRC in effect on the date of this Opinion;

(g)	“Prospectus” means the prospectus, including all amendments or supplements thereto, that form parts of the Registration Statement; and

(h)	“WFOE” means Shanghai Sglcell Biotech Co., Ltd..

B.	Documents and Assumptions

In rendering this Opinion, we have reviewed or examined copies of the Registration Statement and other documents as we have considered necessary or advisable for the purpose of rendering this Opinion, including but not limited to originals or copies of the due diligence documents provided to us by the Company and the PRC Entity (as defined above) and such other documents, corporate records and certificates issued by Governmental Agencies (as defined in Section A) (collectively the “Documents”). Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by competent Governmental Agencies or appropriate representatives of the Company or the PRC Entity.

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The Documents from Governmental Agencies does not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company, as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company’s public file. Moreover, the information from Governmental Agencies is unlikely to reveal any information as to any such procedure initiated by the Company or PRC Entity in any other jurisdiction.

In examination of the Documents and for the purpose of giving this Opinion, we have assumed without further inquiry:

(a)	the genuineness of all signatures, seals and chops, the authenticity of all Documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies;

(b)	the truthfulness, accuracy and completeness of all factual statements in the Documents;

(c)	that all parties to any of the Documents or such other documents as referred to in this Opinion have the requisite power and authority to enter into such documents and to perform their obligations thereunder, and that all parties to any of the Documents or such other documents as referred to in this Opinion have duly authorized, executed and delivered the relevant Documents; and that these Documents constitute legal, valid and binding obligations on the parties thereto under the laws by which they are expressed to be governed and none of them has been revoked, amended, varied, cancelled, superseded or supplemented by any other documents or agreement or action as of the date of this Opinion;

(d)	that all consents, licenses, permits, approvals, waivers, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated and each of the Offering related documents have been obtained or made;

(e)	that insofar as any obligation under the Documents is to be performed in any jurisdiction outside PRC, its performance will not be illegal or unenforceable by virtue of the law of that jurisdiction;

(f)	the overseas subsidiaries of the Company that hold equity interest in the PRC Entity are owned directly or indirectly by the Company;

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(g)	that in case that there are interviews or verbal consultations conducted with relevant governmental departments involved, the interviewees are entitled to act on behalf of the relevant governmental departments, and their statements are complete, true, accurate and effective without any concealment, omission, false or misleading information;

(h)	that there has been no change in the information contained in the latest records of the PRC Entity under Governmental Agencies provided by the PRC Entity up to the date of issuance of this Opinion; and

(i)	solely with regard to matters of fact, we have assumed and have not verified the accuracy as to factual matters of each of the Documents we have reviewed.

We do not purport to be an expert on or to be generally familiar with or qualified to express legal Opinions based on any laws other than PRC Laws. Accordingly, we express or imply no Opinion on the laws of any jurisdiction other than the PRC.

C.	Opinion

Based on the foregoing, as of the date of this Opinion, we are of the Opinion that:

1.	Corporate Structure. The ownership structures of the PRC Entity as set forth in the Registration Statement are not in any violation of the applicable PRC Laws.

2.	New M&A Rules. Based on our understanding of the explicit provisions under the PRC Laws, we are of the opinion that the China Securities Regulatory Commission’s approval is not required to be obtained for the Offering or the listing, because (i) the CSRC has not issued any definitive rule or interpretation concerning whether the Offering is subject to the New M&A Rules as of the date hereof ; (ii) the WFOE was initially established by means of direct investment and not through mergers or acquisitions of the equity or assets of a “PRC domestic company” as such term is defined under the New M&A Rules. However, uncertainties still exist as to how the New M&A Rules will be interpreted or implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the New M&A Rules.

3.	Taxation. The statements made in the Registration Statement under the caption “Taxation—People’s Republic of China Taxation”, with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material respects and such statements constitute our Opinion.

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4.	Enforceability of Civil Procedures. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

5.	Statements in the Prospectus. To the best of our knowledge after due and reasonable inquiry, the statements set forth in the Prospectus under the cover page and the headings “Prospectus Summary”, “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements”, “Use of Proceeds”, “Corporate History and Structure”, “Dividend Policy”, “Capitalization”, “Dilution”, “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”, “Business”, “Management”, “Regulation”, “Taxation”, “Legal Matters” and “Enforceability of Civil Procedures”, (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion), in each case insofar as such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, are true and accurate, and are fairly disclosed and correctly set forth therein, and nothing material has been omitted from such statements which would make the same misleading in all material respects.

D.	Qualifications

Our Opinion expressed above is subject to the following qualifications (the “Qualifications”):

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i.	Our Opinion is limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our Opinions expressed above.
ii.	There is no guarantee that any of the PRC Laws referred to herein, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.
iii.	Our Opinion is subject to (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or similar laws in the PRC affecting creditors’ rights generally, and (b) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.
iv.	Our Opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (d) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.
v.	This Opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation, and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. Under PRC Laws, foreign investment is restricted in certain industries.
vi.	The term “enforceable” or “enforceability” as used in this Opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. As used in this Opinion, the expression “to the best of our knowledge after due inquiry” or similar language with reference to matters of fact refers to the current, actual knowledge of the attorneys of this firm who have worked on matters for the Company and the PRC Entity in connection with the Offering and the transactions contemplated thereby.

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vii.	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on representations made by officers and employees of the Company, the PRC Entity and Governmental Agencies.
viii.	We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to render this Opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Entity or the rendering of this Opinion.
ix.	This Opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole, and no part shall be extracted and referred to independently.
x.	This Opinion is strictly limited to the matters stated herein and no Opinion is implied or may be inferred beyond the matters expressly stated herein. The Opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events, or developments that hereafter may be brought to our attention and that may alter, affect or modify the Opinion expressed herein.

This Opinion is delivered solely for the purpose of and in connection with the Registration Statement publicly filed with the U.S. Securities and Exchange Commission on the date of this Opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the cover page and the captions “Prospectus Summary,” “Risk Factors”, “Enforceability of Civil Liabilities”, “Regulations”, “Taxation” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

AllBright Law Offices

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Schedule A

List of the PRC Entity

No.	PRC Entity
1	Shanghai Sglcell Biotech Co., Ltd. (上海欣戈赛生物科技有限公司in Chinese)

Schedule A